Filed Pursuant to Rule 433
Registration No. 333-261901-18

*PRICING DETAILS* $1.81+BN Santander Consumer (SDART) 2024-4 Subprime Auto ABS

Lead Managers: Societe Generale (str), Citi, and Santander

Co-Managers : R. Seelaus & Co., LLC and Ramirez & Co., Inc.

-Anticipated Capital Structure-

CLS	$AMT(MM)	WAL^	MDY/F**	P.WIN	E.FNL	L.FNL	BENCH	SPRD	YLD%	CPN%	PX
===========================================================================================================
A-1	150.000	0.11	<RETAINED>
A-2	604.280	0.63	Aaa/AAA	2-15	11/2025	07/2027	I-Curve	+65	5.481	5.41	99.99439
A-3	426.210	1.76	Aaa/AAA	15-28	12/2026	01/2029	I-Curve	+80	4.906	4.85	99.98907
B	228.740	2.68	Aaa/AA	28-37	09/2027	09/2029	I-Curve	+110	4.982	4.93	99.99746
C	194.920	3.40	Aa3/A	37-46	06/2028	04/2030	I-Curve	+120	5.008	4.95	99.97974
D	206.860	4.07	Baa3/NR	46-50	10/2028	12/2031	I-Curve	+160	5.380	5.32	99.99770
===========================================================================================================

NOTE: Updated B WAL for upsized deal

** Expected Ratings

-Transaction Details-

* Offered Size : $1,661.010mm (UPSIZED)

* BBG Ticker : SDART 2024-4

* Format : SEC Registered

* Speed : 1.50% ABS to 10% Call

* Ratings : Moody’s, Fitch

* ERISA Eligible: Yes

* Risk Retention: US Compliant

* Exp. Pricing : TODAY @ ~3:30PM ET

* Exp. Settle : August 21, 2024

* First Pay Date: September 16, 2024

* Min Denoms : $1k x $1k

* B&D : Societe Generale

* Santander Consumer USA has mandated Societe Generale as the transaction’s DE&I coordinator to assist in the placement of securities including, but not limited to, retention bonds allocated to the DE&I co-managers: R. Seelaus & Co., LLC and Ramirez & Co., Inc.

-Available Materials-

* Prelim Prospectus, Ratings FWP, and CDI : Attached

* Intex Deal Name : XSDAR2404_UPSIZE | Password : 7736

* Dealroadshow : https://dealroadshow.com | Password : SDART244 (Case Sensitive)

Direct Link : https://dealroadshow.com/e/SDART244

- CUSIPs / ISINs -

A1: 802919AA8 / US802919AA80

A2: 802919AB6 / US802919AB63

A3: 802919AC4 / US802919AC47

B: 802919AD2 / US802919AD20

C: 802919AE0 / US802919AE03

D: 802919AF7 / US802919AF77

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108.